SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) November 25, 1997
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                      Commission File Number 1-5324
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                           NORTHEAST UTILITIES
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         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
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           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
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          (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report)

Item 3. Legal Proceedings

     On December 18, 1997, a U. S. District Court judge orally approved the $25 million settlement of seven derivative lawsuits and one demand letter filed by shareholders of Northeast Utilities (NU) related to alleged mismanagement at Millstone. The settlement had been announced by the company in mid-1997. Under the agreement, insurers for certain of NU's present and former officers and trustees will pay NU $25 million less attorneys' fees, and NU has agreed to certain corporate governance enhancements. The judge, however, has still not made a ruling regarding the amount of attorneys' fees to be deducted from the settlement. The plaintiffs' counsel have requested fees of approximately $7.5 million. NU cannot estimate when a final order will be issued in this matter.

     For more information regarding this matter, see NU's current report on Form 8-K dated July 22, 1997, quarterly report on Form 10-Q for the quarter ending September 30, 1997 and "Item 3. Legal Proceedings" in NU's 1996 Form 10-K.

Item 5. Other Events

1. Connecticut Rate Matters

     Connecticut law requires the Connecticut Department of Public Utility Control (DPUC) to review a utility's rates every four years if there has not been a rate proceeding during such period. The DPUC has been conducting such a review of the rates of The Connecticut Light and Power Company (CL&P), a wholly owned subsidiary of NU, including an analysis of the possibility of removing one or more of the Millstone nuclear units from CL&P's rate base.
On December 15, 1997, the DPUC issued its draft decision in this proceeding. If adopted as final without modifications, the decision would allow Millstone 3 and 2 to remain in CL&P's rate base, but would require Millstone 1 to be removed from rate base early in 1998, pending its return to service. Work on Millstone 1 was reduced in 1997 to permit resources to be concentrated on the restart of Millstone 3 and Millstone 2. Management currently hopes to return Millstone 1 to service late in 1998.

     If the draft decision becomes final, the DPUC would reopen CL&P's 1992 rate case in the first quarter of 1998 to remove Millstone 1 from CL&P's rates. This action could result in a rate reduction, or the DPUC could require CL&P to use the funds to reduce its regulatory assets that would otherwise be recovered in the future. The DPUC estimated the amount of this adjustment to be approximately $26 million of revenues on an annual basis. The draft decision also indicated that the DPUC would open an interim rate proceeding in the first quarter of 1998 to address approximately $64 million of alleged CL&P overearnings. Under the draft decision such overearnings also could be used to write-off regulatory assets. Both this and the Millstone 1 proceeding could be completed by March 1, 1998.

     Finally, if the draft decision becomes final, the DPUC would open a full rate case after the interim case is completed. The draft decision concludes that rates currently in effect may produce overearnings allegedly amounting to $150 million in 1998. The actual amount will have to be determined in a full rate case, which normally takes about six months to complete after filing.

     In addition to the matters addressed above, the draft decision also indicates, among other things, that the DPUC will schedule hearings for April 1, 1998 and June 1, 1998 to determine the status of Millstone 3 and 2, respectively, and whether it should take some action to remove these units from rate base if they are not then operating.
     The primary financial impact of the draft decision, if it ultimately results in a rate reduction, would be on projected CL&P 1998 earnings rather than cash flow. The ability of CL&P to continue borrowing under its current revolving credit agreement requires it to satisfy certain earnings coverage and capitalization (common equity to total capitalization) ratios. These ratios become more stringent beginning in the first quarter of 1998. If the draft decision becomes final, the resulting earnings reductions could make it difficult for CL&P to meet the required ratios in 1998. CL&P is conducting an intensive budget review in an effort to identify appropriate expenditure levels that will permit it to meet the required covenants. That review is not complete.

     If the return to service of one or more of the Millstone units is delayed substantially beyond the present restart estimates, if some borrowing facilities become unavailable because of difficulties in meeting borrowing conditions, if CL&P encounters additional significant costs or if any other significant deviations from management's assumptions occur, CL&P could be unable to meet its cash requirements. In any such circumstance, management would take even more stringent actions to reduce costs and cash outflows and attempt to obtain additional sources of funds. The availability of these funds would be dependent upon general market conditions and CL&P's credit and financial condition at the time.

     CL&P filed written exceptions to the removal of Millstone 1 from rate base with the DPUC on December 19, 1997, including information on the financial impacts of such a decision. The DPUC will consider oral arguments on December 23, 1997 and written comments from all parties for the purpose of developing its final decision, which is expected on December 31, 1997.

     For more information regarding this matter and NU system liquidity, see NU's current report on Form 8-K dated October 13, 1997, quarterly report on Form 10-Q for the quarter ending September 30, 1997 and "Item 1.
Business-Rates-Connecticut Retail Rates" in NU's 1996 Form 10-K.

2. Massachusetts Restructuring Legislation

     On November 25, 1997 Massachusetts enacted a comprehensive electric utility industry restructuring bill. The bill provides that each Massachusetts electric company, including Western Massachusetts Electric Company (WMECO), a wholly-owned subsidiary of NU, will decrease its rates by 10 percent and allow all its customers choice of retail electric supplier on March 1, 1998. The statute requires a further 5 percent rate reduction, adjusted for inflation, by September 1, 1999.

     In addition, the legislation provides, among other things, for: (1) recovery of stranded costs through a "transition charge" to customers, subject to review by the Department of Telecommunications and Energy (DTE), formerly the Department of Public Utilities, (2) a possible limitation on WMECO's return on equity should its stranded cost charge go above a certain level, (3) securitization (i.e. refinancing of stranded costs through an independent entity) of allowed stranded costs; and (4) divestiture of fossil/hydro generation in order to recover transition charges in full and in order to qualify for securitization. WMECO hopes that it will be able to complete securitization in 1998.

     The statute also provides that an electric company must transfer or separate ownership of generation, transmission and distribution facilities into independent affiliates or "functionally separate such facilities within 30 business days of federal approval" to do so. Transmission facilities owned by an electric company are to be transferred to a transmission company at net book value. The same is to be done for distribution facilities. Additionally, marketing companies formed by an electric company are to be separate from the electric company and separate from generation, transmission or distribution affiliates.

     WMECO is currently preparing its restructuring plan to comply with all aspects of this legislation, and intends to file it with the DTE, as required, by January 1, 1998. Under its present projections, which include the return to service of the three Millstone nuclear units in line with present assumptions, WMECO will be able to achieve the required 10 percent rate reduction on March 1, 1998 without breaching any of the financial tests in its credit arrangements.

     WMECO's earnings prospects in 1998 and beyond will be affected by the significant change in its business activities resulting from the legislation, in ways that cannot now be definitely estimated.

     For more information regarding restructuring initiatives in Massachusetts and NU system liquidity, see quarterly report on Form 10-Q for the quarter ending September 30, 1997 and "Item 1.
Business-Rates-Massachusetts Retail Rates" in NU's 1996 Form 10-K.

3. Ratings Downgrade

     On December 17, 1997, Moody's Investors Service (Moody's) downgraded the senior secured debt of CL&P, WMECO and NU, as well as the preferred stock of CL&P and WMECO. All NU System securities remain under review for further downgrade. This was the fourth time Moody's has downgraded CL&P and WMECO securities since the Millstone units went on the NRC watch list early last year. The Moody's senior debt ratings for CL&P and WMECO are now Ba2. The Moody's senior debt rating for NU is B1. Although CL&P and WMECO do not have any plans to issue debt in the near term, rating agency downgrades generally increase the future cost of borrowing funds because lenders will want to be compensated for increased risk.

     Moody's indicated that the downgrade was precipitated primarily by "the ongoing financial strain of trying to bring Millstone nuclear units back to service in a timely and safe manner." Moody's also cited the draft decision by the DPUC calling for the removal of Millstone 1 from CL&P's rate base until the unit returns to service and the 10 percent rate cut for WMECO expected to take place beginning in March 1998 as mandated by the recent restructuring legislation in Massachusetts as additional factors affecting the rating downgrade.

     The downgrade of WMECO's first mortgage bonds brought those ratings to a level at which the sponsor of WMECO's accounts receivable program (which provides up to $40 million of financing potential) can take various actions, in its discretion, which would have the practical effect of limiting WMECO's ability to utilize the facility. To date, the sponsor has not notified WMECO that it will elect to exercise those rights, and the program is functioning in its normal mode.

     For more information regarding this matter, see NU's quarterly reports on Form 10-Q for the quarter ending March 31, 1997 and quarter ending June 30, 1997 and "Item 1. Business-Rates-Connecticut Retail Rates" in NU's 1996 Form 10-K.

4. Nuclear Regulatory Matters

     On December 10, 1997, the Nuclear Regulatory Commission (NRC) issued Millstone a notice of violation and proposed imposition of civil penalties in the amount of $2.1 million for past violations of NRC requirements. These violations have been the subject of previous enforcement conferences and date back over several years, with the majority being more than a year old. NU's wholly owned subsidiary, Northeast Nuclear Electric Company, as the NRC licensed operator of Millstone, will not contest the violations or the fine.

     For more information regarding this matter, see "Item 1.
Business-Electric Operations-Nuclear Generation" in NU's 1996 Form 10-K.

5. New Hampshire Rates

     On December 1, 1997, the New Hampshire Public Utilities Commission issued the Fuel and Purchased Power Adjustment Clause (FPPAC) rate to be collected by Public Service Company of New Hampshire (PSNH), another wholly owned subsidiary of NU, from December 1, 1997 through May 31, 1998. The FPPAC rate will increase customer bills by approximately six percent; however, a temporary base rate decrease, announced in October 1997 in PSNH's ongoing base rate proceeding, reduced customer bills by approximately 6.9 percent effective as of December 1, 1997.

     For more information regarding this matter, see NU's current report on Form 8-K dated October 13, 1997, quarterly reports on Form 10-Q for the quarters ending March 31, 1997, June 30, 1997, and September 30, 1997 and "Item 1. Business-Rates-New Hampshire Retail Rates" in NU's 1996 Form 10-K.







































                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    NORTHEAST UTILITIES
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                                        Registrant




Date  December 23, 1997             By /s/John B. Keane
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                                   John B. Keane
                                   Vice President and Treasurer